CONSENT OF INDEPENDENT AUDITORS

    As independent auditors and chartered accountants, we hereby consent to the inclusion of our report dated 18 September 1997 in this Current Report on Form 8-K/A with respect to our audit of the financial statements of Harris Chemical Australia Pty Ltd which are filed herewith as exhibit 23.2. We also hereby consent to the inclusion of our aforementioned report in the registration statements of IMC Global Inc. into which this Current Report on Form 8-K/A is incorporated by reference and to all references to our Firm included in this Current Report on Form 8-K/A.

ARTHUR ANDERSEN
Chartered Accountants

Adelaide, South Australia
15 June 1998